ALARIS Medical Systems, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:
William C. Bopp
Sr. VP & CFO
(858) 458-7994

FOR IMMEDIATE RELEASE
April 28, 2004

ALARIS MEDICAL SYSTEMS REPORTS
STRONG GAINS IN FIRST QUARTER PERFORMANCE

HIGHLIGHTS INCLUDE FOUR-FOLD INCREASE IN NET INCOME,
25% GROWTH IN OPERATING INCOME AND DOUBLE DIGIT REVENUE GROWTH

FULL YEAR EARNINGS PER SHARE GUIDANCE RAISED

SAN DIEGO, CA, APR. 28, 2004 (BUSINESS WIRE) – ALARIS Medical Systems, Inc. (NYSE: AMI), developer of products for the safe delivery of intravenous (IV) medications, today reported that net income for the first quarter ended March 31, 2004 increased to $11.6 million, or $.15 per share, compared with $2.5 million, or $.04 per share, a year ago. Operating income of $24.9 million was up 25% from the comparable figure of $19.9 million, while revenues reached a record first quarter level of $134.2 million, a gain of 11% over the year-ago period. The earnings results were at the high end of the Company’s guidance for the period and reflected continuing improvement in ALARIS’s gross margin as well as substantially lower interest expense.

David L. Schlotterbeck, president and chief executive officer, said, “We are gratified to see that our strategies of accelerating ALARIS’s technological and product leadership combined with our dramatically strengthened capital structure are beginning to have a visible impact on performance. The productivity gains now embedded in our operations should be a key and sustainable source of operating leverage as revenues increasingly benefit from our planned introduction of new products.”

In mid-2003, the Company undertook a recapitalization that lowered its total debt by more than 20%, reduced its average annual interest rate from over 11% to under 6%, and lowered its interest expense from $57 million to $24 million per year.

Schlotterbeck continued, “Our advanced, error-reducing Guardrails® Safety Software is becoming the standard of care that we believe will promote significant improvement in the delivery of acute care services throughout the world. While revenue growth during the quarter was modestly below our expectations, order rates in March and April indicate that hospitals in the U.S. and Europe are moving ahead with commitments to put our market-leading medication safety systems at the patient’s bedside.”

ALARIS Medical Systems Reports Strong Gains in First Quarter Performance

First Quarter 2004 Results

Sales.  For the quarter ended March 31, 2004, sales were $134.2 million, an increase of $13.0 million, or 11%, over the same period in the prior year. If currency exchange rates for the first quarter of 2004 had prevailed during 2003, sales would have been $127.6 million for the quarter ended March 31, 2003. Thus, the favorable effect of currency changes on revenues was $6.4 million.

Higher volumes of Medley™ Medication Safety Systems and our proprietary Guardrails® Safety Software and disposable administration sets, as well as increased sales of professional services were the primary factors leading to the increase in North America sales of $7.0 million, or 9%, over the first quarter of 2003. These increases were partially offset by a decrease in sales volume of other infusion instruments, as well as a decrease in sales of patient monitoring products. North America infusion instrument sales during the first quarter of 2003 included $4.0 million of sales to support the U.S. government war readiness, that were not repeated in 2004. Additionally, an order for approximately $2 million of infusion instruments was shipped but not recognized during the first quarter of 2004. Revenues from professional services, most frequently sold with our safety products, increased $1.3 million over the first quarter in the prior year as a result of the growth in sales of Medley™ Systems and Guardrails® Safety Software. We believe that the increase in dedicated disposables was due to the continuing growth in our installed base of infusion devices. The growth in other disposables was due to an increase of approximately $1.9 million in sales of SmartSite Needle-Free Systems.

International sales for the quarter ended March 31, 2004 increased $6.0 million, or 15%, compared with the same period in the prior year. This increase was due to higher syringe pump volumes, strong sales of dedicated disposable administration sets, and higher volumes of SmartSite Needle-Free Systems and services compared with the same period in the prior year. These increases were partially offset by a decrease in sales of large volume pumps and patient monitoring products. If currency exchange rates for the quarter ended March 31, 2004 had prevailed during the same period in 2003, International sales would have been $47.2 million for the quarter ended March 31, 2003.

Gross Profit. Gross profit increased $12.8 million, or 20%, for the quarter ended March 31, 2004, compared with the same period in 2003. The gross margin percentage increased to 56.6% for the first quarter of 2004, from 52.1% for the first quarter of 2003. If currency exchange rates for the quarter ended March 31, 2004 had prevailed during the same period in 2003, the gross margin percentage for the quarter ended March 31, 2003 would have been 53.1%. Our increased gross margin is primarily due to growth in the sales of our disposables and change in the product mix which included more higher margin sales than in the prior year. Disposables carry a higher margin than instruments, and our strong disposables growth has had a positive impact on gross margin. The sales growth of our Medley™ Medication Safety System and Guardrails® Safety Software has also contributed to the increase in gross profit in the first quarter of 2004 over the same period in 2003, as these software-enabled safety products carry higher margins than equipment without advanced medication-error reducing software. Product quality and manufacturing efficiencies have been a primary focus for us, and lower warranty repair rates have resulted from these efforts. Additionally, increased volumes have resulted in lower per-unit product costs.

Selling and Marketing Expenses. Selling and marketing expenses increased $3.6 million, or 15%, for the quarter ended March 31, 2004, compared with the same period in 2003, primarily due to increased selling costs associated with higher sales volume in the first quarter of 2004 and due to the continued investment in developing our International selling and marketing functions to support our International medication safety strategy. Both our North America and International business units incurred higher sales and marketing costs related to increased personnel, travel and related activities supporting the continued expansion of our medication safety strategy. As a percentage of sales, selling and marketing expenses increased to 20.8% for the quarter ended March 31, 2004 compared with 20.0% for the same period in 2003. The effect of unfavorable changes in foreign currency exchange rates on selling and marketing expenses was $1.4 million.

ALARIS Medical Systems Reports Strong Gains in First Quarter Performance

General and Administrative Expenses. General and administrative expenses increased $1.7 million, or 15%, for the quarter ended March 31, 2004, compared with the same period in 2003. As a percentage of sales, general and administrative expenses increased to 9.6% for the quarter ended March 31, 2004 compared with 9.2% for the same period in 2003. The effect of unfavorable changes in foreign currency exchange rates on general and administrative expenses was $.4 million. Increases in administrative expenses were largely due to higher legal and other professional services, insurance, and additional personnel and related payroll tax expenses over the prior year.

Research and Development Expenses. Research and development expenses increased approximately $2.2 million, or 25%, for the quarter ended March 31, 2004, compared with the same period in 2003. The increase was due to spending associated with new product development primarily related to our medication safety strategy, including increased spending on new products for international markets. This higher spending was primarily in the form of additional personnel, outside consulting and project supplies. The effect of unfavorable changes in foreign currency exchange rates on research and development expenses was $.2 million. Research and development expenses increased to 8.2% of sales for the quarter ended March 31, 2004, compared with 7.3% of sales for the same period in 2003.

Interest Income from Sales-Type Capital Leases. Interest income from sales-type capital leases decreased $.3 million, or 30%, for the quarter ended March 31, 2004, compared with the same period in 2003 due to a decrease in the contract receivables portfolio as more customers continue to utilize third party financing.

Interest Income. Interest income decreased $.1 million due to lower interest rates earned and lower cash balances invested during 2004 compared with 2003.

Interest Expense. Interest expense decreased $8.4 million, or 58%, for the quarter ended March 31, 2004, compared with the same period in 2003. Included in interest expense in the first quarter of 2004 is $.5 million of debt-issue cost write-offs related to $20 million in prepayments made under the Credit Facility. The decrease in interest expense resulted from the 2003 recapitalization, which reduced the principal amount of outstanding debt and lowered interest rates on debt under the Credit Facility and the Notes compared with the interest rates on the debt which was refinanced in the recapitalization.

Recapitalization Expenses. In connection with our 2003 recapitalization, we recorded a pre-tax charge of $1.5 million ($.9 million, net of tax) for the quarter ended March 31, 2003. This charge includes a premium of $1.2 million, representing the purchase price over the then accreted carrying value of $23.8 million of senior discount notes, and the write-off of related unamortized debt issuance costs of $.3 million.

Excluding this charge, for the quarter ended March 31, 2003, net income would have been $3.5 million and net income per common share, on a fully diluted basis, would have been $.05. On a pro forma basis, assuming the recapitalization had occurred on January 1, 2003, and excluding the charge relating to the repurchase of debt that we recorded in the first quarter of 2003, net income for the quarter ended March 31, 2003 would have been $8.4 million and net income per common share, on a fully diluted basis, would have been $.11.

(See “Supplemental Schedule Reconciling GAAP Data to Pro Forma Non-GAAP Data” at the end of this release for a reconciliation of net income and net income per common share to this pro forma data, which are non-GAAP financial measures, as well as a discussion of the reasons that management believes the presentation of such information is useful for investors.)

ALARIS Medical Systems Reports Strong Gains in First Quarter Performance

Other, Net. Other, net expenses increased $.9 million for the quarter ended March 31, 2004, compared with the same period in 2003 primarily due to an increase in realized and unrealized losses on foreign currency transactions, fees related to amending and lowering the interest rate on our Credit Facility and lower miscellaneous income.

Financial Position

At March 31, 2004, ALARIS Medical Systems reported total debt of $338.2 million. This represents a $20.6 million reduction in total debt since December 31, 2003, and a $170 million reduction over the last twelve months. Utilizing cash from operations and existing cash on hand, we made two principal prepayments of $10 million each during the first quarter of 2004 against our Credit Facility term loan.

The Company had a $30 million undrawn credit line and $31.7 million in cash on the balance sheet at March 31, 2004.

Recent Key Developments:

•	In March 2004, the Company announced the limited release of the Medley™Patient-Controlled Analgesia (PCA) Module with the Guardrails® Safety Software. Adventist Medical Center in Portland, Oregon has implemented 50 Medley™ PCA Modules throughout the institution. The Medley™ PCA Module for the administration of pain management drugs is the latest addition to the expanding Medley™ Medication Safety System. ALARIS Medical Systems is the only provider of harm-prevention software in a modular medication safety system. The Company’s proprietary Medley™ System offers coverage for all infusions on one platform and includes PCA, large volume delivery, patient monitoring and syringe delivery.

•	ALARIS demonstrated its enterprise-wide networked solutions for the Medley™Medication Safety System February 23rd at the Healthcare Information and Management Systems Society (HIMSS) in Orlando, Florida. This network and server-based applications are currently on patients at several institutions across the United States.

•	On February 11th, Moody’s Investors Services upgraded the rating on the Company’s Senior Secured Term Loan facility to Ba3 from B1, and its Senior Subordinated Notes to B2 from B3.

•	Also on February 11th, ALARIS announced a four-year renewal of its mandatory Blanket Purchase Agreement with the Department of Veterans Affairs to provide the SmartSite® Needle-Free System to 50 States, the District of Columbia and Puerto Rico.

Outlook

For the full year 2004, we continue to forecast sales growth of 14% to 16% over the $533.9 million reported for the full year 2003. As a result of improved gross margins, our earnings per share forecast for 2004 has been increased to between $.69 and $.75 compared with a prior range of approximately $.67 to $.71. Actual sales results could be at the low end of the range should the U.S. dollar continue to show its current strength. However, earnings per share are anticipated to remain within the indicated range due in part to the natural hedge from our costs and expense incurred in foreign currencies combined with our currency hedging programs.

For the second quarter of 2004, we expect sales growth of approximately 16% to 18% over the $127.8 million reported for the second quarter of 2003. The earnings forecast for the quarter is $.16 to $.18 per share.

ALARIS Medical Systems Reports Strong Gains in First Quarter Performance

About ALARIS Medical Systems, Inc.

ALARIS Medical Systems, Inc. (NYSE: AMI) develops and markets products for the safe delivery of intravenous (IV) medications. Our IV medication and infusion therapy delivery systems, software applications, needle-free disposables and related monitoring equipment are marketed in the United States and internationally. Our “smart” pumps, with the proprietary Guardrails® Safety Software, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and gather and record clinical information for review, analysis and interpretation. We provide our products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in over 100 countries through our direct sales force and distributors. Headquartered in San Diego, California, we employ approximately 3,000 people worldwide. Additional information on ALARIS Medical Systems can be found at http://www.alarismed.com.

The Company’s 2004 first quarter conference call with investors will be available on line at: http://www.alarismed.com. The live webcast will begin at 8:00 a.m. Pacific Time on Wednesday, April 28, 2004, with the replay beginning shortly after the completion of the live call. The replay of the conference will also be accessible by telephone at (800) 406-7489 (for domestic callers) and (402) 220-9099 (for international callers) beginning shortly after the completion of the live call. Both the online and telephone replay will be available through May 14th.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the effect of legislative and regulatory changes affecting the health care industry, the historic seasonality of the Company’s sales, the long sales cycle on large capital equipment sales in North America, the difficulty to precisely predict when hospital capital budgets will permit investment in capital equipment, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical Systems upon the success of new products (including its proprietary Guardrails® Safety Software, the Medley™ Medication Safety System and the Asena™ infusion platform) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company’s indebtedness, and the significant leverage to which the Company is subject. These and other risk factors are described in the Securities and Exchange Commission filings of ALARIS Medical Systems, Inc., formerly known as ALARIS Medical, Inc., including Form 10-K for the year ended Dec. 31, 2003, and other filings. On June 30, 2003, the two companies were merged. Subsequent SEC filings are available only for ALARIS Medical Systems, Inc. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

[Financial Tables to Follow]

ALARIS MEDICAL SYSTEMS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollar and share amounts in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Sales	$134,206	$121,174
Cost of sales	58,193	58,000

Gross profit	76,013	63,174

Selling and marketing expenses	27,878	24,242
General and administrative expenses	12,854	11,142
Research and development expenses	11,018	8,798

Total operating expenses	51,750	44,182

Interest income from sales-type capital leases	611	873

Income from operations	24,874	19,865

Other income (expenses):
Interest income	127	222
Interest expense	(6,123)	(14,556)
Recapitalization expenses	-	(1,545)
Other, net	(728)	189

Total other expense	(6,724)	(15,690)

Income before income taxes	18,150	4,175
Provision for income taxes	6,534	1,628

Net income	$11,616	$2,547

Net income per common share, basic	$.16	$.04

Net income per common share, diluted	$.15	$.04

Weighted average common shares outstanding, basic	71,800	59,772

Weighted average common shares outstanding, diluted	75,966	63,776

ALARIS MEDICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEET
(Dollar and share amounts in thousands, except per share data)

ASSETS

	March 31, 2004	December 31, 2003
	(Unaudited)
Current assets:
Cash and cash equivalents	$31,700	$45,914
Receivables, net	80,940	92,403
Inventories	58,091	52,149
Deferred tax assets, net, current	27,910	31,420
Prepaid expenses and other current assets	7,315	6,866

Total current assets	205,956	228,752

Net investment in sales-type capital leases, less current portion	7,580	9,219
Property, plant and equipment, net	76,910	69,897
Other non-current assets	35,950	37,256
Goodwill	143,984	143,984
Intangible assets, net	87,331	87,877

	$557,711	$576,985

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$2,450	$2,450
Accounts payable	26,953	22,760
Accrued expenses and other current liabilities	56,959	76,446

Total current liabilities	86,362	101,656

Long-term debt	335,713	356,325
Other non-current liabilities	27,644	27,221

Total non-current liabilities	363,357	383,546

Contingencies and litigation

Stockholders' equity:
Non-redeemable preferred stock, authorized 9,000 shares,
issued and outstanding: none	-	-
Common stock, authorized 85,000 shares at $.01 par value;
issued and outstanding: 72,201 and 71,320 shares at
March 31, 2004 and December 31, 2003 , respectively	722	713
Capital in excess of par value	278,147	274,109
Accumulated deficit	(173,264)	(184,880)
Accumulated other comprehensive income	2,387	1,841

Total stockholders' equity	107,992	91,783

	$557,711	$576,985

ALARIS MEDICAL SYSTEMS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$11,616	$2,547
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	7,181	6,299
Net loss on disposal of property, plant and equipment	76	246
Debt discount and issue costs amortization and write-offs	863	668
Accretion of bond interest	-	4,599
Recapitalization expenses	-	1,545
(Increase) decrease in assets:
Receivables, net	11,680	18,439
Inventories	(5,946)	(2,198)
Prepaid expenses and other current assets	5,381	2,332
Net investment in sales-type capital leases, non-current portion	1,639	947
Other non-current assets	(73)	224
Increase (decrease) in liabilities:
Accounts payable	4,314	2,430
Accrued expenses and other current liabilities	(19,374)	669
Other non-current liabilities	423	(210)

Net cash provided by operating activities	17,780	38,537

Cash flows from investing activities:
Capital expenditures	(12,736)	(7,012)
Patents, trademarks and other	(233)	(113)
Proceeds from disposal of property, plant and equipment	5	-

Net cash used in investing activities	(12,964)	(7,125)

Cash flows from financing activities:
Repurchase of debt and related costs	-	(25,000)
Principal payments on long-term debt	(20,613)	-
Proceeds from exercise of stock options	1,743	1,615

Net cash used in financing activities	(18,870)	(23,385)

Effect of exchange rate changes on cash	(160)	191

Net (decrease) increase in cash	(14,214)	8,218
Cash and cash equivalents at beginning of period	45,914	69,739

Cash and cash equivalents at end of period	$31,700	$77,957

ALARIS MEDICAL SYSTEMS, INC.
SCHEDULE OF SUPPLEMENTAL FINANCIAL DATA (Unaudited)
(Dollars in millions)

Sales data:

	Three Months Ended March 31,
	2004		2003		incr/(decr)
	(dollars in millions)

North America
Infusion Instruments	$17.3	(1)	$19.0	(2)	(9%)
Dedicated Disposables	40.3		35.9		12%
Other Disposables	19.0		15.6		22%
Service and other	5.1		3.9		31%

Subtotal	81.7		74.4		10%

Patient Monitoring	5.3		5.6		(5%)

North America Total	$87.0		$80.0		9%

International
Infusion Instruments	$14.1		$13.9		1%
Dedicated Disposables	24.4		20.6		18%
Other Disposables	4.3		2.9		48%
Service and other	3.4		2.7		26%

Subtotal	46.2		40.1		15%

Patient Monitoring	1.0		1.1		(9%)

International Total	$47.2		$41.2		15%

ALARIS Medical Systems Total	$134.2		$121.2		11%

(1)	Excludes one order of approximately $2.0 million that was shipped but not recognized during the quarter.

(2)	Includes $4.0 million of sales to support the U.S. government war readiness that were not repeated in 2004.

ALARIS MEDICAL SYSTEMS, INC.
SUPPLEMENTAL SCHEDULE
RECONCILING GAAP DATA TO PRO FORMA NON-GAAP DATA
(Dollar and share amounts in thousands, except per share data)

The following table sets forth a reconciliation of our reported net income and net income per common share for the three months ended March 31, 2003 to our net income and net income per share on a pro forma basis as if the recapitalization had occurred on January 1, 2003, which pro forma amounts are non-GAAP financial measures. The pro forma data exclude the effect of the pre-tax charges of $1.5 million and the related tax effects we recorded in the first quarter of 2003.

The pro forma data assume that the following transactions occurred on January 1, 2003: (i) the sale of 10 million shares of common stock; (ii) the sale of $175 million aggregate principal amount of Notes; (iii) borrowings of a $245 million term loan under the Credit Facility at an annual interest rate of 4.05%; (iv) the repurchase of all of our outstanding indebtedness pursuant to tender offers as described in note 2 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2003; and (v) other debt repurchases made in the first half of 2003.

The pro forma data are being presented to give management and investors an enhanced understanding of the effect of the recapitalization on our operating results. Management believes that the significant reduction in future interest expense resulting from the recapitalization is material to an understanding of our business and will have a significant impact on cash flow and earnings. We have excluded the effect of the recapitalization expenses from the pro forma data because such expenses will not have a continuing impact on the Company. The pro forma data are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the period presented.

Three Months Ended March 31, 2003
(dollars and share amounts in thousands)

Net income, as reported	$2,547

Adjustments to exclude recapitalization expenses:
Recapitalization expenses	1,545
Income tax benefit	(600)

Net income, excluding recapitalization expenses	3,492

Pro forma adjustments:
Interest expense	8,125
Other, net	(37)
Provision for taxes	(3,156)

Net income, pro forma	$8,424

Net income per common share, diluted, as reported	$.04

Net income per common share, diluted, excluding
recapitalization expenses	$.05

Net income per common share, diluted, pro forma	$.11

Weighted average common shares outstanding, diluted, as reported	63,776

Pro forma adjustment:
Weighted average effect of sale of common stock	10,000

Weighted average common shares outstanding, diluted, pro forma	73,776